Exhibit 99.1

EzFill Announces Second Quarter 2022 Financial Results

— Revenue Increased 103% year over year to $3.76 Million From $1.85 Million —

— Average Margin per Gallon rose 32%, to $0.49 Compared to $0.37 in 2Q21 —

— Expanded Operations to West Palm Beach, Tampa and Orlando —

MIAMI, FL, Aug 11, 2022 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended June 30, 2022 (“2Q22” or “second quarter 2022”).

2Q 22 Highlights (in US$, except gallons delivered)

	Q2 2022	Q2 2021
Financial Highlights
Revenue	3,754,431	1,850,598
Net loss	(3,872,671)	(2,006,602)
Adjusted EBITDA*	(3,005,631)	(1,242,554)
Operating Highlights
Total Gallons Delivered	789,970	607,765
Avg. Margin per Gallon	$0.49	$0.37

* See end of this press release for reconciliation to US GAAP

Commenting on the second quarter results, Mike McConnell, EzFill’ s Chief Executive Officer, stated, “Our performance in the second quarter reflects the continued execution of our business plan, as we demonstrated strong year over year revenue growth in both the three months and six months periods. We also delivered strong sequential revenue growth from the first quarter as gallons delivered rose by 34%, from 591,505 gallons to 789,970 gallons. Equally important is that we’ve been able to increase our fuel margins during a period of time in which we saw dramatic increases and volatility in fuel prices which had been building for some time, in particular since the onset of the war in Ukraine.

“We’ve added approximately 40 new fleet customers since the beginning of the year, representing a potential volume growth of approximately 1.2 million gallons annually. We’ve grown our fleet to 30 delivery vehicles as of the end of Q2, with more being delivered as we continue to see growing demand for our services throughout Florida. Commercial customers account for most of our revenues, but it’s important to note that the growth we’re experiencing in new commercial customers is having a dramatic impact on reducing our dependence on any one customer. We now count one of the largest grocers in the US as one of our commercial customers, and we look forward to building on that success. We remain focused on growing the consumer end of the business, and to that end we recently launched a new marketing campaign aimed at building brand awareness. The on-demand mobile fueling business continues to benefit from both the ongoing decline in the number of gasoline stations and consumer preference for on-demand, onsite delivery. And as a provider of fuel delivery in three vertical segments, EzFill continues to be well positioned to capitalize on these trends.”

Second Quarter 2022 Operational Highlights

●	Expanded operations to additional markets beyond Miami now including West Palm Beach, Tampa and Orlando. The Company is working diligently for the approvals to support residential consumers and retail marine demand in these markets as well.

●	Launched Emergency Fuel Services Program ahead of prime hurricane season. The EzFill Fuel Guarantee Program prioritizes the Company’s new and existing subscription clients to have their gas tanks filled up during a hurricane or other severe weather event.

●	Announced Miami Heat star Victor Oladipo, as Brand Ambassador, will promote the Company to his fans as supporters.

Second Quarter 2022 Financial Results

During the second quarter of 2022, the Company reported revenue of $3.8 million, up from $1.8 million in the prior year period, a 103% increase, primarily due to a 30% increase in gallons delivered as well as an increase in the average price per gallon. Total gallons delivered in the second quarter of 2022 were 789,970 compared to 607,765 in the prior year period, reflecting new customers in existing and new markets, as well as expansion of certain existing customers to new markets. Average margin per gallon increased to $0.49 from $0.37, primarily reflecting the addition of new fleet customers at significantly higher average margins.

Cost of sales was $3.8 million for the second quarter of 2022 compared to $1.8 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers to support the growing business, primarily in new markets.

Operating expenses, excluding depreciation and amortization, were $3.4 million for the second quarter of 2022, compared to $1.7 million in the prior year period, a net increase of $1.7 million. The major increases were in payroll, sales and marketing, insurance and public company expenses.

Depreciation and amortization increased to $0.46 million in the second quarter of 2022 from $0.23 million in the prior year period, primarily the result of the increase in the fleet of delivery vehicles.

Interest expense decreased in the quarter due to the early repayment in September 2021 of pre-IPO debt.

The net loss in the second quarter of 2022 was $(3.9) million, compared to $(2.0) million in the prior year period.

Adjusted EBITDA loss in the second quarter 2022 was $(3.0) million as compared to Adjusted EBITDA loss of $(1.2) million in the second quarter of 2021. The increased loss in second quarter 2022 reflects increased spending on infrastructure to grow and expand the business in the operating expense areas noted above.

Balance Sheet

At June 30, 2022, the Company had a cash position of $10.2 million, compared with $16.9 million at year end 2021. The Company had no long-term debt and had outstanding borrowings under its line of credit of $850,000 as of quarter end.

Operational Highlights Subsequent to Second Quarter 2022

●	Announced the launching of its new marketing campaign, named “Orange Dawn”, primarily a ‘brand awareness’ campaign supported by multiple radio ads, aerial banners and over 60 billboard locations throughout Southeast Florida.

Earnings Conference Call Information

Date:	Thursday, August 11, 2022
Time:	5:00 p.m. ET
Call:	1-877-830-2597 (US Toll Free)
1-785-424-1745 (International)
Access Code:	EZFILL
Webcast:	A live webcast will be available and can be accessed from the Investors’ section of the Company’s website at www.ezfl.com or by clicking here.

All interested parties are invited to participate. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

For those unable to join the live webcast, a replay will be available until 11:59 p.m. ET on Thursday, August 22, 2022, at 1-877-481-4010 (US) or 1-919-882-2331, replay pin number 46253. Additionally, to access the archived webcast, please visit the Investors section of the Company’s website or click here.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

John C. McNamara

TraDigital IR

john@tradigitalir.com

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022	2021
Net loss	$(3,872,671)	$(2,006,602)
Interest expense, net	6,167	121,867
Depreciation and amortization	458,812	233,130
Stock compensation	402,061	409,051
Adjusted EBITDA	$(3,005,631)	$(1,242,554)

EzFill Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES
Revenues	$3,754,431	$1,850,598	$6,094,499	$3,372,417
TOTAL REVENUES	3,754,431	1,850,598	6,094,499	3,372,417

COSTS & EXPENSES
Cost of sales	3,755,861	1,836,161	6,080,021	3,231,889
Operating expenses	3,406,263	1,666,042	6,354,262	2,910,533
Depreciation and amortization	458,811	233,130	796,476	351,874
TOTAL COSTS AND EXPENSES	7,620,935	3,735,333	13,230,759	6,494,296

OPERATING LOSS	(3,866,504)	(1,884,735)	(7,136,260)	(3,121,879)

OTHER INCOME AND EXPENSES
Interest income	19,754	-	32,025	-
Interest expense	(25,921)	(121,867)	(34,945)	(234,211)

LOSS BEFORE INCOME TAXES	(3,872,671)	(2,006,602)	(7,139,180)	(3,356,090)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(3,872,671)	$(2,006,602)	$(7,139,180)	$(3,356,090)
NET LOSS PER SHARE
Basic and diluted	$(0.15)	$(0.11)	$(0.27)	$(0.19)
Basic and diluted weighted average number of common shares outstanding	26,354,015	17,948,069	26,309,593	17,646,399

EzFill Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2022	December 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$7,394,892	$13,561,266
Investment in debt securities	2,770,598	3,362,880
Accounts receivable, net of allowance for doubtful accounts of $14,010 and $5,665, respectively	820,250	100,194
Prepaid expenses and other	658,984	186,349
Inventory	166,156	46,343
Total Current Assets	11,810,880	17,257,032

Fixed assets, net of accumulated depreciation of $614,983 and $284,216, respectively	5,129,260	2,286,320
Goodwill and other indefinite lived intangibles	166,838	129,983
Other intangible assets, net of accumulated amortization of $1,671,089 and $1,205,379, respectively	2,923,011	3,207,327
Operating lease right of use asset	629,727	-
Other assets	49,632	43,456
Total Assets	$20,709,348	$22,924,118

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$1,281,654	$579,365
Borrowings under revolving line of credit	850,000	-
Loans payable	778,146	178,871
Operating lease liabilities	221,674	-
Total Current Liabilities	3,131,474	758,236

Loans payable, net of current portion	1,550,313	297,436
Operating lease liabilities, net of current portion	440,044	-
Total Liabilities	5,121,831	1,055,672

Commitments and Contingencies	-	-

Stockholders’ Equity
Preferred stock, $.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $.0001 par value; 500,000,000 shares authorized; 26,479,795 and 26,243,474 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	2,647	2,624
Additional paid in capital	40,133,014	39,210,291
Accumulated deficit	(24,478,576)	(17,339,396)
Accumulated other comprehensive loss	(69,567)	(5,073)
Total Stockholders’ Equity	15,587,518	21,868,446
Total Liabilities and Stockholders’ Equity	$20,709,349	$22,924,118